As filed with the Securities and Exchange Commission on October 4, 2005
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
     SMITH & WESSON HOLDING CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Nevada	87-0543688

(State or Other Jurisdiction of	(I.R.S. Employer Identification
Incorporation or Organization)	Number)
2100 Roosevelt Avenue
Springfield, Massachusetts 01104
(800) 331-0852
     (Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)
Michael F. Golden
President and Chief Executive Officer
Smith & Wesson Holding Corporation
2100 Roosevelt Avenue
Springfield, Massachusetts 01104
(800) 331-0852
     (Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)
Copies to:
Robert S. Kant, Esq.
Elizabeth W. Fraser, Esq.
Greenberg Traurig, LLP
2375 East Camelback Road
Phoenix, Arizona 85016
(602) 445-8000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ___
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ___
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities		Offering Price Per	Aggregate Offering	Amount of
to be Registered	Amount to be Registered(1)	Unit(2)	Price(2)	Registration Fee
Common Stock(3)	7,320,000 Shares(4)	$5.49	$40,186,800	$4,730

     (1) Pursuant to Rule 416 under the Securities Act, this registration statement also covers an indeterminate number of additional shares as may be issued as a result of adjustments by reason of any stock split, stock dividend, or similar transaction.
     (2) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee based upon the average of the high and low sales prices of our common stock on September 27, 2005 as reported on the American Stock Exchange.
     (3) Such shares are being registered for resale from time to time by certain selling stockholders.
     (4) Of these shares, 6,000,000 are currently outstanding and 1,320,000 may be issued upon the exercise of warrants.
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION. DATED OCTOBER 4, 2005.
PROSPECTUS
7,320,000 Shares
SMITH & WESSON HOLDING CORPORATION
Common Stock

     The stockholders of Smith & Wesson Holding Corporation listed in this prospectus are offering for sale up to 7,320,000 shares of common stock. Certain of these stockholders may be considered to be “affiliates” of our company as defined in Rule 405 under the Securities Act of 1933.
     We expect that sales made pursuant to this prospectus will be made
•	in broker’s transactions;

•	in transactions directly with market makers; or

•	in privately negotiated sales or otherwise.
     We will not receive any of the proceeds of sales by the selling stockholders.
     The selling stockholders will determine when they will sell their shares, and in all cases will sell their shares at the current market price or at negotiated prices at the time of the sale. Securities laws and SEC regulations may require the selling stockholders to deliver this prospectus to purchasers when they resell their shares of common stock.
     Our common stock is traded on the American Stock Exchange under the symbol “SWB.” On October 3, 2005, the last reported sale price of our common stock on the American Stock Exchange was $5.54 per share.

     See “Risk Factors,” on page 3, for a discussion of certain risk factors that should be considered by prospective purchasers of our common stock offered under this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is      , 2005.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information.
     We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the sale of all of the shares of common stock that are part of this offering.
•	Annual Report on Form 10-K for the year ended April 30, 2005;

•	Quarterly Report on Form 10-Q for the quarter ended July 31, 2005;

•	Definitive proxy statement on Schedule 14A filed on August 24, 2005;

•	Current Report on Form 8-K filed August 16, 2005;

•	Current Report on Form 8-K filed August 26, 2005;

•	Current Report on Form 8-K filed September 13, 2005;

•	The description of our common stock contained in our registration statement on Form 10-SB filed on January 19, 2000, including any amendment or report filed for the purpose of updating that description;

•	The description of our common stock contained in our registration statement on Form 8-A filed on November 27, 2002, including any amendment or report filed for the purpose of updating that description; and

•	The description of our common stock contained in our registration statement on Form 8-A filed on August 25, 2005, including any amendment or report filed for the purpose of updating that description.
     Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus, except as so modified or superseded.
     You may request a copy of these filings at no cost by writing or telephoning our corporate secretary at the following address and telephone number: Smith & Wesson Holding Corporation, 2100 Roosevelt Avenue, Springfield, Massachusetts 01104, telephone number (800) 331-0852.

PROSPECTUS SUMMARY
     The following summary does not contain all of the information that may be important to purchasers of our common stock. Prospective purchasers of common stock should carefully review the detailed information and financial statements, including the notes thereto, appearing elsewhere in or incorporated by reference into this prospectus.
The Company
     We are the largest manufacturer of handguns in the United States and the largest U.S. exporter of handguns. We manufacturer revolvers, pistols, and related products and accessories for sale primarily to gun enthusiasts, collectors, hunters, sportsmen, protection focused individuals, public safety agencies and officers, and military agencies in the United States and throughout the world. We have manufacturing facilities in Springfield, Massachusetts and Houlton, Maine, both of which are used primarily to manufacture our products. In addition, we pursue opportunities to license our name and trademarks to third parties for use in association with their products and services. We plan to increase substantially our product offerings and our licensing program to leverage the 150 plus year old “Smith & Wesson” name and capitalize on the goodwill developed through our historic American tradition by expanding consumer awareness of products we produce or license in the safety, security, protection, and sport markets.
     Based upon 2004 reports by the U.S. Bureau of Alcohol Tobacco and Firearms, or ATF, we believe the domestic and export non-military market is approximately $138 million for revolvers and $467 million for pistols with our current market share being approximately 38% and 10%, respectively; and $670 million for rifles and $361 million of shotguns, of which we currently have no market share.
Our Strategy
     Our objective is to become a leader in the safety, security, protection, and sport businesses. Key elements of our strategy to achieve this objective are as follows:
•	enhancing existing and introducing new products,

•	entering new markets,

•	enhancing manufacturing productivity,

•	capitalizing on our brand name,

•	necessary focused sales support,

•	emphasizing customer satisfaction and loyalty, and

•	pursuing strategic relationships and acquisitions.
Our History
     Our wholly owned subsidiary, Smith & Wesson Corp., was founded in 1852 by Horace Smith and Daniel B. Wesson. Mr. Wesson purchased Mr. Smith’s interest in 1873. The Wesson family sold Smith & Wesson Corp. to Bangor Punta Corp. in 1965. Lear Siegler Corporation purchased Bangor Punta in 1984, thereby gaining ownership of Smith & Wesson Corp. Forstmann Little & Co. purchased Lear Siegler in 1986 and sold Smith & Wesson Corp. shortly thereafter to Tomkins Corporation, an affiliate of UK-based Tomkins PLC. We purchased Smith & Wesson Corp. from Tomkins in May 2001 and changed our name to Smith & Wesson Holding Corporation in February 2002.

Our Offices
     We maintain our principal executive offices at 2100 Roosevelt Avenue, Springfield, Massachusetts 01104. Our telephone number is (800) 331-0852. Our website is located at www.smith-wesson.com. Through our website, we make available free of charge our annual reports on Form 10-K, our proxy statements, our quarterly reports on Form 10-Q, our current reports on Form 8-K, and amendments to any of them filed or furnished pursuant to Section 13(a) or 15(d) under the Securities Exchange Act. These documents are available as soon as reasonably practicable after we electronically file those documents with the Securities and Exchange Commission. We also post on our website the charters of our Audit, Compensation, and Nominations and Corporate Governance Committees; our Corporate Governance Guidelines, our Code of Conduct, our Code of Ethics for the CEO and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials contemplated by the regulations of the SEC and the American Stock Exchange. The documents are also available in print by contacting our corporate secretary at our executive offices.
The Offering

Common Stock offered by the selling stockholders	7,320,000 shares

Use of proceeds.	We will not receive any of the proceeds of sales of common stock by the selling stockholders.

American Stock Exchange Symbol.	SWB

RISK FACTORS
     You should carefully consider the following risk factors, as well as other information in this prospectus, in evaluating our company and our business.
We are pursuing a new business strategy, which may not be successful.
     We have expanded our business objective to become a leader in the business of safety, security, protection, and sport. This objective is designed to enable us to increase our business significantly and reduce our traditional dependence on handguns in general, and revolvers in particular, in the sporting gun market. Pursuing our strategy to achieve this objective will require us to hire additional managerial, licensing, manufacturing, marketing, and sales employees; to introduce new products and services, which may include rifles, shotguns, and other firearms products; to purchase additional machinery and equipment; to expand our distribution channels; to expand our customer base to include a leadership position in sales to law enforcement agencies and the military; and to engage in strategic alliances and acquisitions. There can be no assurance that we will be able to attract and retain the additional employees we require, to introduce new products that attain significant market share, to increase our law enforcement and military business, or to penetrate successfully other safety, security, protection, and sport markets.
We have a new management team.
     Three of our principal operating executive officers have been with our company for less than a year. We also have recently hired a number of executives to lead several of our business initiatives, such as licensing, governmental sales, and long guns. As a result, our management team has not shown that they can operate as a cohesive unit and has yet to prove that they can successively operate our company.
We may be unable to continue to achieve gains in manufacturing productivity.
     A key element of our strategy is to enhance our manufacturing productivity in terms of added capacity, increased daily production quantities, lower machinery down time, extension of machinery useful life, and enhanced product quality. From May 2004 until May 2005, we increased our daily production of handguns from 922 to 1,417. There can be no assurance that we will be able to continue the increases in our manufacturing productivity.
Our migration to direct sales force may not be successful.
     Historically, we sold our products in the U.S. sporting goods channel primarily through independent sales representatives that sold a number of products for other companies. We are moving towards a direct sales force in the U.S. sporting goods channel. There can be no assurance that this direct sales force will result in additional revenue.
We are currently involved in numerous lawsuits.
     We are currently defending numerous lawsuits brought by various cities and counties against us and numerous other manufacturers and distributors arising out of the design, manufacture, marketing, and distribution of handguns. In these lawsuits, the various governments seek to recover substantial damages, as well as various types of injunctive relief that, if granted, could affect the future design, manufacture, marketing, and distribution of handguns by the defendant manufacturers and distributors. Although the defense of these lawsuits has been successful to date, we cannot provide any assurance regarding the outcome of these lawsuits.
Government settlements have adversely affected our business.
     We are the only gun manufacturer to enter into settlement agreements with the city of Boston, the Boston Public Health Commission, and the U.S. Department of Housing and Urban Development, or HUD, relating to the manner of selling handguns. Adverse publicity regarding the settlement agreements resulted in a boycott by certain of our dealers and customers. A number of dealers stopped carrying our products altogether, and many long-time customers began purchasing products from our competitors. Our settlement agreement with the Boston authorities was vacated on April 8, 2002, and the HUD settlement is not being enforced. However, we are still seeking to recover fully from the consumer boycott.

     The settlement agreement dated March 17, 2000 between us, the U.S. Department of the Treasury, and HUD has not been formally rescinded. The HUD settlement placed substantial restrictions and obligations on the operation of our business, including restrictions on the design, manufacture, marketing, and distribution of our firearm products. It was subsequently signed by two states and 11 cities and counties.
     As of the signing of the HUD settlement, lawsuits had been filed against us by nine of the 11 cities and counties that signed the HUD settlement. Among other terms, the HUD settlement provided that any city or county that was a party to the HUD settlement and had a lawsuit pending against us would dismiss us with prejudice from its lawsuit subject to a consent order. As of August 10, 2005, none of the nine cities and counties that signed the HUD settlement had dismissed us with prejudice from its lawsuit subject to a consent order under the HUD settlement.
     We do not believe that the HUD settlement is legally binding for numerous reasons, including that the lack of consideration received by us for entering into the settlement. No assurance can be given, however, that our position that the HUD settlement is not legally binding would ultimately prevail in any subsequent litigation. We have received confirmation that the HUD settlement will not be enforced, but have no indication that the HUD settlement will be formally rescinded. If enforced, these restrictions contained in the HUD Settlement could substantially impair our ability to compete, particularly since none of our competitors are subject to such restrictions.
Insurance is expensive and difficult to obtain.
     Insurance coverage for firearms companies, including our company, is expensive and relatively difficult to obtain. Our insurance costs were approximately $3.3 million in the fiscal year ended April 30, 2005. Our inability to obtain insurance, the cost of insurance we obtain, or losses in excess of our insurance coverage would have a material adverse effect on our business, financial condition, and operating results.
The ongoing SEC investigation could result in additional costs, monetary penalties, and injunctive relief.
     The SEC is conducting an investigation to determine whether there were violations of the federal securities laws in connection with matters relating to the restatement of our consolidated financial statements for fiscal 2002 and the first three quarters of fiscal 2003. Although we have fully cooperated with the SEC in this matter, the SEC may determine that we have violated federal securities laws. We cannot predict when this investigation will be completed or its outcome. If the SEC determines that we violated federal securities laws, we may face sanctions, including monetary penalties and injunctive relief. In addition, we are incurring legal costs for our company as well as a result of reimbursement obligations for several of our current and former officers.
We face intense competition that could result in our losing or failing to gain market share and suffering reduced revenue.
     We operate in intensely competitive markets that are characterized by competition from major domestic and international companies. This intense competition could result in pricing pressures, lower sales, reduced margins, and lower market share. Any movement away from high-quality, domestic handguns to lower priced or comparable foreign alternatives would adversely affect our business. Some of our competitors have greater financial, technical, marketing, distribution, and other resources and, in certain cases, may have lower cost structures than we possess and that afford them competitive advantages. As a result, they may be able to devote greater resources to the promotion and sale of products, to negotiate lower prices on raw materials and components, to deliver competitive products at lower prices, and to introduce new products and respond to customer requirements more effectively and quickly than we can.
     Competition is based primarily on quality of products, product innovation, price, and customer service and support. Product image, quality, and innovation are the dominant competitive factors in the firearms industry.
     Our licensed products and non-gun products displayed in our catalogs and sold by our licensees or us compete based on the goodwill associated with our name. A decline in the perceived quality of our handguns, a failure to design our products to meet consumer preferences, or other circumstances adversely affecting our goodwill could significantly damage our ability to sell or license those products. Our licensed products compete with numerous other licensed and non-licensed products outside the firearms market. We depend to a great extent on the success of our independent licensees in distributing non-gun products. It is uncertain whether the licensees we select will ultimately succeed in their respective highly competitive markets.
     Our ability to compete successfully depends on a number of factors, both within and outside our control. These factors include the following:
•	our success in designing and introducing new products;

•	our ability to predict the evolving requirements and desires of our customers;

•	the quality of our customer services;

•	product introductions by our competitors; and

•	foreign labor costs and currency fluctuations, which may cause a foreign competitor’s products to be priced significantly lower than our products.
Our Springfield, Massachusetts facility is critical to our success.
     Our Springfield, Massachusetts facility is critical to our success. We currently produce the majority of our handguns at this facility. The facility also houses our principal research, development, engineering, design, shipping, sales, accounting, finance, and management functions. Any event that causes a disruption of the operation of the facility for even a relatively short period of time would adversely affect our ability to produce and ship our products and to provide service to our customers. We are in the process of making certain changes in our manufacturing operations and modernizing our equipment as a result of the age of the facility and certain inefficient manufacturing processes in order to produce in a more efficient and cost-efficient manner our anticipated volume of products. There can be no assurance that we will be successful in attaining increased production efficiencies.
Shortages of components and materials may delay or reduce our sales and increase our costs, thereby harming our operating results.
     The inability to obtain sufficient quantities of raw materials, components, and other supplies from independent sources necessary for the production of our products could result in reduced or delayed sales or lost orders. Any delay in or loss of sales could adversely impact our operating results. Many of the materials used in the production of our products are available only from a limited number of suppliers. In most cases, we do not have long-term supply contracts with these suppliers. As a result, we could be subject to increased costs, supply interruptions, and difficulties in obtaining materials. Our suppliers also may encounter difficulties or increased costs in obtaining the materials necessary to produce their products that we use in our products. The time lost in seeking and acquiring new sources could hurt our net sales and profitability.
We must effectively manage our growth.
     To remain competitive, we must make significant investments in systems, equipment, and facilities. In addition, we may commit significant funds to enhance our sales, marketing, and licensing efforts in order to expand our business. As a result of the increase in fixed costs and operating expenses, our failure to increase sufficiently our net sales to offset these increased costs would adversely affect our operating results.
     The failure to manage our growth effectively could adversely affect our operations. We have substantially increased the number of our manufacturing and design programs and plan to expand further the number and diversity of our programs in the future. Our ability to manage our planned growth effectively will require us to
•	enhance our operational, financial, and management systems;

•	enhance our facilities and expand our equipment; and

•	successfully hire, train, and motivate additional employees, including additional personnel for our sales, marketing, and licensing efforts.
     The expansion and diversification of our products and customer base may result in increases in our overhead and selling expenses. We also may be required to increase staffing and other expenses as well as our expenditures on capital equipment and leasehold improvements in order to meet the demand for our products. Any increase in expenditures in anticipation of future sales that do not materialize would adversely affect our profitability.
     From time to time, we may seek additional equity or debt financing to provide funds for the expansion of our business. We cannot predict the timing or amount of any such financing requirements at this time. If such financing is not available on satisfactory terms, we may be unable to expand our business or to develop new business at the rate desired and our operating results may suffer. Debt financing increases expenses and must be repaid regardless of operating results. Equity financing could result in additional dilution to existing stockholders.
Our operating results may involve significant fluctuations.
     Various factors contribute to significant periodic and seasonal fluctuations in our results of operations. These factors include the following:
•	the volume of customer orders relative to our capacity,

•	the success of product introductions and market acceptance of new products by us and our competitors,

•	timing of expenditures in anticipation of future customer orders,

•	effectiveness in managing manufacturing processes and costs,

•	changes in cost and availability of labor and components,

•	ability to manage inventory and inventory obsolescence,

•	pricing and other competitive pressures, and

•	changes or anticipated changes in economic conditions.
     Accordingly, you should not rely on the results of any period as an indication of our future performance. If our operating results fall below expectations of securities analysts or investors, our stock price may decline.
Potential strategic alliances may not achieve their objectives, and the failure to do so could impede our growth.
     We anticipate that we will continue to enter into strategic alliances. Among other matters, we continually explore strategic alliances designed to expand our product offerings, enter new markets, and improve our distribution channels. Any strategic alliances may not achieve their intended objectives, and parties to our strategic alliances may not perform as contemplated. The failure of these alliances may impede our ability to introduce new products and enter new markets.
Any acquisitions that we undertake could be difficult to integrate, disrupt our business, dilute stockholder value, and harm our operating results.
     We expect to review opportunities to acquire other businesses that would complement or expand our current products, expand the breadth of our markets, or otherwise offer growth opportunities. While we have no current definitive agreements underway, we may acquire businesses and products in the future. If we make any future acquisitions, we could issue stock that would dilute existing stockholders’ percentage ownership, incur substantial debt, or assume contingent liabilities. Our experience in acquiring other businesses is limited. Potential acquisitions also involve numerous risks, including the following:

•	problems assimilating the purchased operations or products,

•	unanticipated costs associated with the acquisition,

•	diversion of management’s attention from our core businesses,

•	adverse effects on existing business relationships with suppliers and customers,

•	risks associated with entering markets in which we have little or no prior experience, and

•	potential loss of key employees of purchased organizations.
     We cannot assure you that we would be successful in overcoming problems encountered in connection with any acquisitions, and our inability to do so could disrupt our operations and adversely affect our business.
Our inability to protect our intellectual property could impair our competitive advantage, reduce our revenue, and increase our costs.
     Our success and ability to compete depend in part on our ability to protect our intellectual property. We rely on a combination of patents, copyrights, trade secrets, trademarks, confidentiality agreements, and other contractual provisions to protect our intellectual property, but these measures may provide only limited protection. Our failure to enforce and protect our intellectual property rights or obtain the right to use necessary intellectual property from third parties could have a material adverse effect on our business, financial condition, and operating results. In addition, the laws of some foreign countries do not protect proprietary rights as fully as do the laws of the United States.
     Patents may not be issued for the patent applications that we have filed or may file in the future. Our issued patents may be challenged, invalidated, or circumvented, and claims of our patents may not be of sufficient scope or strength, or issued in the proper geographic regions, to provide meaningful protection or any commercial advantage. We have registered certain of our trademarks in the United States and other countries. There can be no assurances that we will be able to enforce existing or obtain new registrations of principle or other trademarks in key markets. Failure to obtain or enforce such registrations could compromise our ability to protect fully our trademarks and brands and could increase the risk of challenge from third parties to our use of our trademarks and brands.
     In the past, we did not consistently require our employees and consultants to enter into confidentiality agreements, employment agreements, or proprietary information and invention agreements. Therefore, our former employees and consultants may try to claim some ownership interest in our intellectual property and may use our intellectual property competitively and without appropriate limitations.
We may incur substantial expenses and devote management resources in prosecuting others for their unauthorized use of our intellectual property rights.
     We may become involved in litigation regarding patents and other intellectual property rights. Other companies, including our competitors, may develop intellectual property that is similar or superior to our intellectual property, duplicate our intellectual property, or design around our patents and may have or obtain patents or other proprietary rights that would prevent, limit, or interfere with our ability to make, use, or sell our products. Effective intellectual property protection may be unavailable or limited in some foreign countries in which we sell products or from which competing products may be sold. Unauthorized parties may attempt to copy or otherwise use aspects of our intellectual property and products that we regard as proprietary. There can be no assurance that our means of protecting our proprietary rights in the United States or abroad will be adequate or that competitors will not independently develop similar intellectual properties. If our intellectual property protection is insufficient to protect our intellectual property rights, we could face increased competition in the market for our products.
     Should any of our competitors file patent applications or obtain patents that claim inventions also claimed by us, we may choose to participate in an interference proceeding to determine the right to a patent for these inventions because our business would be harmed if we fail to enforce and protect our intellectual property rights. Even if the outcome is favorable, this proceeding could result in substantial cost to us and disrupt our business.

     In the future, we also may need to file lawsuits to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. This litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on our business, financial condition, and operating results.
We face risks associated with international trade and currency exchange.
     Political and economic conditions abroad may adversely affect our foreign sales and our importation of firearms from Walther or other foreign suppliers. Protectionist trade legislation in either the United States or foreign countries, such as a change in the current tariff structures, export or import compliance laws, or other trade policies, could adversely affect our ability to sell our products in foreign markets, the ability of foreign customers to purchase our products, and our ability to import firearms from Walther and other foreign suppliers.
     While we transact business predominantly in U.S. Dollars and bill and collect most of our sales in U.S. Dollars, a portion of our revenue results from goods that are purchased, in whole or in part, from a European supplier, in Euros, thereby exposing us to some foreign exchange fluctuations. In the future, customers or suppliers increasingly may make or require payments in non-U.S. currencies, such as the Euro.
     Fluctuations in foreign currency exchange rates could affect the sale of our products or the cost of goods and operating margins and could result in exchange losses. In addition, currency devaluation can result in a loss to us if we hold deposits of that currency. Hedging foreign currencies can be difficult, especially if the currency is not freely traded. We cannot predict the impact of future exchange rate fluctuations on our operating results.
We face risks associated with international activities.
     Our foreign sales of handguns and our importation of handguns from Walther create a number of logistical and communications challenges. These activities also expose us to various economic, political, and other risks, including the following:
•	compliance with local laws and regulatory requirements as well as changes in those laws and requirements;

•	transportation delays or interruptions and other effects of less developed infrastructures;

•	foreign exchange rate fluctuations;

•	limitations on imports and exports;

•	imposition of restrictions on currency conversion or the transfer of funds;

•	the possibility of appropriation of our assets without just compensation;

•	difficulties in staffing and managing foreign personnel and diverse cultures;

•	overlap of tax issues;

•	tariffs and duties;

•	possible employee turnover or labor unrest;

•	the burdens and costs of compliance with a variety of foreign laws; and

•	political or economic instability in countries in which we conduct business, including possible terrorist acts.
     Changes in policies by the United States or foreign governments resulting in, among other things, increased duties, higher taxation, currency conversion limitations, restrictions on the transfer or repatriation of funds, or limitations on imports or exports also could have a material adverse effect on us. Any actions by foreign countries to reverse policies that encourage foreign trade also could adversely affect our operating results. In addition, U.S. trade policies, such as “most favored nation” status and trade preferences, could affect the attractiveness of our services to our U.S. customers.
We are subject to national events
     We are subject to sales cycles beyond our control, which can be driven by national events. The entire firearm industry has experienced a surge in demand in the United States since and as a direct result of the terrorist acts that occurred on September 11, 2001. Americans are now more focused on their personal security. Prior to September 11, 2001, we manufactured approximately 10,200 handguns per month. We now are manufacturing approximately 28,000 handguns per month. The renewed patriotism of the American consumer coupled with the return of our company to American ownership, the change in administrations in Washington, D.C. to one favorably disposed to protecting the rights of the Second Amendment, and the lessening of various dealer and consumer boycotts against purchasing our products are also contributing factors to the demand for our handguns. We cannot predict how long these and similar factors will increase the demand for our products.
We may incur higher employee medical costs in the future
     We are self-insured for our employee medical plan. The average age of our workforce is 48 years. More than 10% of our employees are over age 60. While our medical costs in recent years have generally increased at the same level as the regional average, the age of our workforce could result in higher than anticipated medical claims, resulting in an increase in our costs beyond what we have experienced. We do have stop loss coverage in place for catastrophic events, but the aggregate impact may have an effect on profitability.
Seasonality
     Historically, our fiscal quarter ending July 31 has been our weakest quarter. We believe that this downturn in sales occurs primarily as a result of customers pursuing other sporting activities outdoors with the arrival of more temperate weather and the reduced disposable income of our customers after using their tax refunds for purchases in March and April, historically our strongest months. Generally, we do not experience any significant increase in demand until immediately prior to the opening of hunting season in the fall. This decline in net sales may result in decreases in our stock price during the summer months.
Regulation
     Our business, as well as the business of all producers and marketers of firearms and firearms parts, is subject to numerous federal, state, and local laws and governmental regulations and protocols, including the National Firearms Act, the Federal Firearms Act, and the Gun Control Act of 1968. These laws generally prohibit the private ownership of fully automatic weapons and place certain restrictions on the interstate sale of firearms unless certain licenses are obtained. We do not manufacture fully automatic weapons, other than for the law enforcement market, and hold all necessary licenses under these federal laws. From time to time, congressional committees consider proposed bills and various states enact laws relating to the regulation of firearms. These proposed bills and enacted state laws generally seek either to restrict or ban the sale and, in some cases, the ownership of various types of firearms. We believe we are in compliance with all such laws applicable to us and hold all necessary licenses. There can be no assurance that the regulation of firearms will not become more restrictive in the future or that any such restriction would not have a material adverse effect on our business. In June 2004, we recalled Walter P22 pistols sold in California in order to retrofit them to comply with California law.
Environmental Matters
     We are subject to numerous federal, state, and local laws that regulate or otherwise relate to the protection of the environment, including the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, and the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, or RCRA. CERCLA, RCRA, and related state laws subject us to the potential obligation to remove or mitigate the environmental effects of the disposal or release of certain pollutants at our manufacturing facilities and at third-party or formerly owned sites at which contaminants generated by us may be located. This requires us to make expenditures of both a capital and expense nature.

     In our efforts to satisfy our environmental responsibilities and to comply with environmental laws and regulations, we maintain policies relating to the environmental standards of performance for our operations, and conduct programs to monitor compliance with various environmental regulations. However, in the normal course of our manufacturing operations, we may become subject to governmental proceedings and orders pertaining to waste disposal, air emissions, and water discharges into the environment. We believe that we are generally in compliance with applicable environmental regulations.
     On February 25, 2003, we sold approximately 85 acres of company-owned property in the city of Springfield, Massachusetts to the Springfield Redevelopment Authority, or SRA. This property is excess land adjacent to our manufacturing and office facility. The 85 acres includes three of our five previously disclosed release areas that have identified soil and groundwater contamination under the Massachusetts Department of Environmental Protection's voluntary remediation program, referred to as the Massachusetts Contingency Plan or MCP, specifically the South Field, West Field, and Fire Pond. This property was acquired by the SRA as a defined “Brownfield” under CERCLA. We believe that the SRA plans to create a light industrial and other commercial use development park on the property. The SRA, with the support of the city of Springfield, has received governmental “Brownfield” grants or loans to facilitate the remediation and development of the property. The remediation of the property was completed during the quarter ended July 31, 2005. Consequently, we have reduced the reserve related to the property. This adjustment totaled approximately $3.1 million and is included as a reduction of operating expenses for the quarter ended July 31, 2005.
     As of July 31, 2005, we had reserves of approximately $700,000 for environmental matters.
     We cannot assure you that we have identified all existing contamination on our properties or that our operations will not cause contamination in the future. As a result, we could incur additional material costs to clean up contamination. We will periodically review the probable and reasonably estimable environmental costs in order to update the environmental reserves.
     Furthermore, it is not possible to predict with certainty the impact on us of future environmental compliance requirements or of the cost of resolution of future environmental proceedings and claims, in part because the scope of the remedies that may be required is not certain, liability under federal environmental laws is joint and several in nature, and environmental laws and regulations are subject to modification and changes in interpretation. Additional or changing environmental regulation may become burdensome in the future, and any such development could have a material adverse effect on us.
The ownership of our common stock is concentrated.
     Colton R. Melby and Mitchell A. Saltz, each of whom is a director and former executive officer of our company, beneficially own approximately 18.5% and 10.1%, respectively, of our common stock. These stockholders, acting together, would be able to influence significantly all matters requiring approval by our stockholders, including the election of directors. These individuals may take certain actions even if other stockholders oppose them. This concentration of ownership might also have the effect of delaying or preventing a change of control of our company even if such a change were in the best interests of other stockholders.
Certain provisions of our articles of incorporation and bylaws and Nevada law make it more difficult for a third party to acquire us and make a takeover more difficult to complete, even if such a transaction were in the stockholders’ interest or might result in a premium over the market price for the shares held by our stockholders.
     Our articles of incorporation, bylaws, and the Nevada General Corporation Law contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of our company, even when these attempts may be in the best interests of our stockholders.
     We also are subject to the anti-takeover provisions of the Nevada General Corporation Law, which prohibits us from engaging in a “business combination” with an “interested stockholder” unless the business combination is approved in a prescribed manner and prohibits the voting of shares held by persons acquiring certain numbers of shares without obtaining requisite approval. The statutes have the effect of making it more difficult to effect a change in control of a Nevada company.

Our stockholders’ rights plan may adversely affect existing stockholders.
     Our Stockholders’ Rights Plan may have the effect of deterring, delaying, or preventing a change in control that might otherwise be in the best interests of our stockholders. In general and subject to certain exceptions as to existing major stockholders, stock purchase rights issued under the Plan become exercisable when a person or group acquires 15% or more of our common stock or a tender offer or exchange offer of 15% or more of our common stock is announced or commenced. After any such event, our other stockholders may purchase additional shares of our common stock at 50% of the then-current market price. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors. The rights should not interfere with any merger or other business combination approved by our board of directors since the rights may be redeemed by us at $0.01 per stock purchase right at any time before any person or group acquires 15% or more of our outstanding common stock. The rights expire in August 2015.
The issuance of additional common stock in the future, including shares that we may issue pursuant to option grants, may result in dilution in the net tangible book value per share of our common stock.
     Our Board of Directors has the legal power and authority to determine the terms of an offering of shares of our capital stock, or securities convertible into or exchangeable for these shares, to the extent of our shares of authorized and unissued capital stock.
Sale of substantial number of shares that are eligible for sale could adversely affect the price of our common stock.
     As of September 28, 2005, there were outstanding 38,265,675 shares of our common stock. Except for the shares covered by the registration statement of which this prospectus forms a part, substantially all of these shares are freely tradable without restriction or further registration under the securities laws, unless held by an “affiliate” of our company, as that term is defined in Rule 144 under the securities laws. Shares held by affiliates of our company, which generally include our directors, officers, and certain principal stockholders, are subject to the resale limitations of Rule 144 described below.
     In general, under Rule 144 as currently in effect, any person, or persons whose shares are aggregated for purposes of Rule 144, who beneficially owns restricted securities with respect to which at least one year has elapsed since the later of the date the shares were acquired from us, or from an affiliate of ours, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock and the average weekly trading volume in common stock during the four calendar weeks preceding such sale. Sales under Rule 144 also are subject to certain manner-of-sale provisions and notice requirements and to the availability of current public information about us. Rule 701, as currently in effect, permits our employees, officers, directors, and consultants who purchase shares pursuant to a written compensatory plan or contract to resell these shares in reliance upon Rule 144, but without compliance with specific restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell their shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation, or notice provisions of Rule 144. A person who is not an affiliate, who has not been an affiliate within three months prior to sale, and who beneficially owns restricted securities with respect to which at least two years have elapsed since the later of the date the shares were acquired from us, or from an affiliate of ours, is entitled to sell such shares under Rule 144(k) without regard to any of the volume limitations or other requirements described above. Sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices.
     As of September 28, 2005, we had outstanding options to purchase 2,895,167 shares of common stock under our stock option plans and we had issued 607,034 of the 10,000,000 shares of common stock reserved for issuance under our employee stock purchase plan. As of September 28, 2005, we also had outstanding warrants to purchase 1,320,000 shares of common stock. We have registered for offer and sale the shares of common stock that are reserved for issuance pursuant to our stock option plans and available for issuance pursuant to the employee stock purchase plan as well as the shares underlying the warrants. Shares covered by such registration statements upon the exercise of stock options or warrants or pursuant to the employee stock purchase plan generally will be eligible for sale in the public market, except that affiliates will continue to be subject to volume limitations and other requirements of Rule 144. The issuance or sale of such shares could depress the market price of our common stock.
We incur costs as a result of being a public company.
     As a public company, we incur significant legal, accounting, and other expenses. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission and the American Stock Exchange, have required changes in corporate governance practices of public companies. These new rules and regulations have increased our legal and financial compliance costs and made some activities more time-consuming and costly. In addition, we incur additional costs associated with our public company reporting requirements. We also expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our Board of Directors or as executive officers.
The market price of our common stock could be subject to wide fluctuations as a result of many factors.
     Many factors could affect the trading price of our common stock, including the following:
•	variations in our operating results;

•	the relatively small public float of our common stock;

•	introductions of new products by us or our competitors;

•	the success of our distributors;

•	changes in the estimates of our operating performance or changes in recommendations by any securities analysts that follow our stock;

•	general economic, political, and market conditions;

•	governmental policies and regulations;

•	the performance of the firearms industry in general; and

•	factors relating to suppliers and competitors.
     In addition, market demand for small-capitalization stocks, and price and volume fluctuations in the stock market unrelated to our performance, could result in significant fluctuations in market price of our common stock. The performance of our common stock could adversely affect our ability to raise equity in the public markets and adversely affect the growth of our business.
We do not pay cash dividends.
     We do not anticipate paying cash dividends in the foreseeable future. Moreover, financial covenants under certain of our credit facilities restrict our ability to pay dividends.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     Certain statements and information contained in this prospectus and the documents incorporated by reference in this prospectus that are not purely historical facts are forward-looking statements within the meaning of applicable securities laws. Forward-looking statements include statements regarding our “expectations,” “anticipation,” “intentions,” “beliefs,” or “strategies” regarding the future. Forward-looking statements also include statements regarding revenue, margins, expenses, and earnings analysis for fiscal 2005 and thereafter; future products or product development; our product development strategies; beliefs regarding product performance; the success of particular product or marketing programs; and liquidity and anticipated cash needs and availability.

     Accordingly, our actual results may differ, perhaps materially, from those expressed or implied by such forward-looking statements. Factors that could cause our actual results to differ materially from the forward-looking statements include those factors discussed above in “Risk Factors.”
USE OF PROCEEDS
     We will not receive any of the proceeds from sales of shares of common stock by the selling stockholders.
SELLING STOCKHOLDERS
     On September 12, 2005, we sold 6,000,000 shares of our common stock and warrants to purchase 1,200,000 shares of our common stock in a private placement exempt from the registration requirements of the Securities Act. This prospectus relates to the resale from time to time of up to a total of 7,320,000 shares of our common stock by the selling stockholders, which shares are comprised of the 6,000,000 shares of common stock and 1,200,000 shares of common stock issuable upon the exercise of warrants purchased in the private placement, and 120,000 shares of common stock issuable upon exercise of warrants received by SG Cowen & Co., LLC (“SG Cowen”) as compensation for its services as placement agent in the private placement.
     The following table sets forth (1) the name of the selling stockholders, (2) the number of shares of common stock beneficially owned by such selling stockholders that may be offered for the account of such selling stockholders under this prospectus, and (3) the number of shares of common stock beneficially owned by such selling stockholders upon completion of this offering. Such information was obtained from the selling stockholders but has not been independently verified by us. The term “selling stockholders” includes the person listed below and his respective transferees, pledgees, donees, or other successors. The selling stockholders have had no material relationship with us during the past three years. To our knowledge, there currently are no agreements, arrangements, or understandings with respect to the sale of any shares of our common stock. As to shares being sold for the account of SG Cowen, SG Cowen is an underwriter. SG Cowen is not underwriting the resale of any other shares. SG Cowen received its warrants in the ordinary course of business and, at the time it received the warrants, SG Cowen had no agreements or understandings to distribute such securities.

	Shares Beneficially			Shares Beneficially
	Owned Prior to		Shares Being	Owned After
Name of	Offering(1)		Registered	Offering (1)(2)
Beneficial Owner	Number	Percent	for Sale(2)	Number	Percent

Amatis Limited (3)	480,000	1.3%	480,000	—	—
Capital Ventures International (4)	600,000	1.6%	600,000	—	—
Cranshire Capital, L.P. (5)	120,000	*	120,000	—	—
DBZ Acquisition Partners II, LLC (6)	324,000	*	324,000	—	—
Iroquois Master Fund Ltd. (7)	252,000	*	252,000	—	—
Omicron Master Trust (8)	324,000	*	324,000	—	—
Portside Growth and Opportunity Fund (9)	840,000	2.2%	840,000	—	—
Smithfield Fiduciary LLC (10)	2,760,000	7.1%	2,760,000	—	—
UBS Securities LLC f/b/o/ Kings Road Investments Ltd. (11)	1,500,000	3.9%	1,500,000	—	—
SG Cowen & Co., LLC (12)	120,000	*	120,000	—	—

*	Less than 1%

(1)	Except as otherwise indicated, each selling stockholder named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned by it. The numbers and percentages shown include (a) the shares of common stock actually owned as of September 28, 2005, and (b) the shares of common stock which the person or group had the right to acquire upon the exercise of warrants held by such selling stockholder on September 28, 2005. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire upon the exercise of warrants held by such selling stockholder are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person or group.

(2)	We have no assurance that the selling stockholders will sell any of the securities being registered hereby.

(3)	Includes 80,000 shares issuable upon exercise of a warrant, which warrant becomes exercisable on or after March 12, 2006. Amaranth Advisors L.L.C., the trading advisor for Amatis Limited, exercises voting and/or dispositive power with respect to the securities held by this selling stockholder. Nicholas M. Maounis is the managing member of Amaranth Advisors L.L.C. This selling stockholder has identified itself as an affiliate of a broker-dealer.

(4)	Includes 100,000 shares issuable upon exercise of a warrant, which warrant becomes exercisable on or after March 12, 2006. Heights Capital Management, Inc., the authorized agent for this selling stockholder, has discretionary authority to vote and dispose of the securities held by this selling stockholder. This selling stockholder has identified itself as an affiliate of a broker-dealer.

(5)	Includes 20,000 shares issuable upon exercise of a warrant, which warrant becomes exercisable on or after March 12, 2006. Mr. Mitchell P. Kopin, President of Downsview Capital, Inc., the General Partner of this selling stockholder, has sole voting and dispositive power over the shares held by this selling stockholder.

(6)	Includes 54,000 shares issuable upon exercise of a warrant, which warrant becomes exercisable on or after March 12, 2006. D.B. Zwirn & co., L.P. is the trading manager of this selling stockholder and consequently has voting control and investment discretion over the securities held by this selling stockholder. Daniel B. Zwirn is the managing member of and thereby controls Zwirn Holdings, LLC, which in turn is the managing member of and thereby controls DBZ GP, LLC, which in turn is the general partner of and thereby controls D.B. Zwirn & Co., L.P.

(7)	Includes 42,000 shares issuable upon exercise of a warrant, which warrant becomes exercisable on or after March 12, 2006. Mr. Joshua Silverman has voting and investment control over the shares held by this selling stockholder. Mr. Silverman disclaims beneficial ownership of such shares.

(8)	Includes 54,000 shares issuable upon exercise of a warrant, which warrant becomes exercisable on or after March 12, 2006. Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”). Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares held by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares held by Omicron. Omicron Capital, OCI, and Winchester disclaim beneficial ownership of such shares. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares held by Omicron and, as of September 28, 2005, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares held by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares held by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares and neither of such persons have the legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares held by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Omicron and Winchester.

(9)	Includes 140,000 shares issuable upon exercise of a warrant, which warrant becomes exercisable on or after March 12, 2006. Ramius Capital Group, LLC (“Ramius Capital”) is the investment adviser of this selling stockholder and consequently has voting control and investment discretion over securities held by this selling stockholder. Ramius Capital disclaims beneficial ownership of the shares held by this selling stockholder. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss, and Jeffrey M. Solomon are the sole managing members of C4S & Co., LLC, the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss, and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius

Capital. Messrs. Cohen, Stark, Strauss, and Solomon disclaim beneficial ownership of these shares. Ramius Securities, LLC, an NASD member, is an affiliate of Ramius Capital. However, Ramius Securities, LLC will not sell any shares purchased in this offering by Portside Growth and Opportunity Fund and will receive no compensation whatsoever in connection with sales of shares purchased in this transaction.

(10)	Includes 460,000 shares issuable upon exercise of a warrant, which warrant becomes exercisable on or after March 12, 2006. Highbridge Capital Management, LLC (“Highbridge”) is the trading manager of this selling stockholder and consequently has voting control and investment discretion over the shares held by this selling stockholder. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge, Glenn Dubin, and Henry Swieca disclaims beneficial ownership of the shares held by this selling stockholder.

(11)	Includes 250,000 shares issuable upon exercise of a warrant, which warrant becomes exercisable on or after March 12, 2006. Kings Road Investments Ltd. (“Kings Road”) is a wholly owned subsidiary of Polygon Global Opportunities Master Fund (“Master Fund”). Polygon Investment Partners LLP, Polygon Investment Partners LP, and Polygon Investments Ltd. (the “Investment Managers”), the Master Fund, Alexander Jackson, Reade Griffith, and Paddy Dear share voting and dispositive power over the securities held by Kings Road. Alexander Jackson, Reade Griffith, and Paddy Dear control the Investment Managers. The Investment Managers, Alexander Jackson, Reade Griffith, and Paddy Dear disclaim beneficial ownership of the securities held by Kings Road.

(12)	Represents shares issuable upon exercise of a warrant, which warrant becomes exercisable on or after March 12, 2006. SG Cowen & Co., LLC is a registered broker-dealer and, accordingly, it is an “underwriter’’ within the meaning of Section 2(11) of the Securities Act. See “Plan of Distribution.”

PLAN OF DISTRIBUTION
     The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.
     The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.
     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act. In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.
     The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

     The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.
     The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any selling stockholders that are broker-dealers or affiliates of broker-dealers will be deemed to be “underwriters” within the meaning of the Securities Act in connection with any sales of the shares by them. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Of the selling stockholders, SG Cowen is a broker-dealer.
     We are required to pay all fees and expenses incident to the registration of the shares of common stock, including $5,000 of fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
     The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.
     The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

LEGAL MATTERS
     The validity of the shares of common stock offered hereby will be passed upon for us by Greenberg Traurig, LLP, Phoenix, Arizona.
EXPERTS
     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended April 30, 2005 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s restatement of its financial statements as described in Note 24 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
     We have filed a registration statement on Form S-3 with the Securities and Exchange Commission relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed with the SEC, each such statement being qualified in all respects by such reference. For further information with respect to our company and the common stock offered by this prospectus, we refer you to the registration statement, exhibits, and schedules as well as to the information incorporated by reference in this prospectus.
     Anyone may inspect a copy of the registration statement and our other filings without charge at the public reference facility maintained by the SEC in its public reference room, Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any part of the registration statement and our other filings may be obtained from that facility upon payment of the prescribed fees. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC.

We have not authorized any person to give any information or to make any representation not contained in this prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by or on behalf of us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares covered by this prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. The information in this prospectus is current as of its date. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, imply that there has been no change in the affairs of our company or that the information contained in this prospectus is correct as of any subsequent date.

7,320,000 Shares
Smith & Wesson
Holding Corporation
Common Stock

PROSPECTUS

, 2005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following table sets forth the expenses payable by the Registrant in connection with the offering described in the Registration Statement. We are paying all of the selling stockholders’ expenses related to this offering, except that the selling securityholders will pay any applicable broker’s commissions and expenses. All of the amounts shown are estimates except for the registration fee:

Amount to be Paid
SEC Registration Fee	$4,702
Accountants’ Fees and Expenses	9,500
Legal Fees and Expenses	25,000
Printing and Engraving Expenses	10,000
Miscellaneous Fees	798

Total	$50,000

Item 15. Indemnification of Directors and Officers.
     Our restated certificate of incorporation and bylaws provide that we will indemnify and advance expenses, to the fullest extent permitted by the Delaware General Corporation Law, to each person who is or was a director or officer of our company, or who serves or served any other enterprise or organization at the request of our company (an “indemnitee”).
     Under Delaware law, to the extent that an indemnitee is successful on the merits in defense of a suit or proceeding brought against him or her by reason of the fact that he or she is or was a director, officer, or agent of our company, or serves or served any other enterprise or organization at the request of our company, we shall indemnify him or her against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action.
     If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, an indemnitee may be indemnified under Delaware law against both (1) expenses, including attorney’s fees, and (2) judgments, fines, and amounts paid in settlement if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of our company, and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.
     If unsuccessful in defense of a suit brought by or in the right of our company, where the suit is settled, an indemnitee may be indemnified under Delaware law only against expenses (including attorneys’ fees) actually and reasonably incurred in the defense or settlement of the suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of our company except that if the indemnitee is adjudged to be liable for negligence or misconduct in the performance of his or her duty to our company, he or she cannot be made whole even for expenses unless a court determines that he or she is fully and reasonably entitled to indemnification for such expenses.
     Also under Delaware law, expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by the registrant in advance of the final disposition of the suit, action, or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by our company. We may also advance expenses incurred by other employees and agents of our company upon such terms and conditions, if any, that the Board of Directors of the registrant deems appropriate.

Item 16. Exhibits.

Exhibit
Number	Exhibit
4.13	Form of Warrant issued in connection with the Securities Purchase Agreement forming Exhibit 10.52. (1)

4.14	Form of Warrant issued to placement agent in connection with the Securities Purchase Agreement forming Exhibit 10.52. (1)

5.1	Opinion of Greenberg Traurig, LLP

10.52	Securities Purchase Agreement by and among the Registrant and the investors named therein dated as of September 7, 2005. (1)

23.1	Consent of Greenberg Traurig, LLP (contained in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney of Directors and Executive Officers (included on the Signature Page of the Registration Statement)

(1)	Incorporated by reference to the Registrant Current Report on Form 8-K filed with the SEC on September 13, 2005.
Item 17. Undertakings.
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     The undersigned hereby undertakes that:
     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Springfield, Massachusetts, on this 4th day of October, 2005.

SMITH & WESSON HOLDING CORPORATION

By:	/s/ Michael F. Golden

Michael F. Golden
President and Chief Executive Officer
POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Michael F. Golden and John A. Kelly and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Position	Date
/s/ Barry M. Monheit Barry M. Monheit	Chairman of the Board	October 4, 2005
/s/ Robert L. Scott Robert L. Scott	Vice Chairman of the Board	October 4, 2005
/s/ Michael F. Golden Michael F. Golden	President, Chief Executive Officer, and Director (Chief Executive Officer)	October 4, 2005
/s/ John A. Kelly John A. Kelly	Chief Financial Officer and Treasurer (Principal Accounting and Financial Officer)	October 4, 2005
/s/ Jeffrey D. Buchanan Jeffrey D. Buchanan	Director	October 4, 2005
/s/ John B. Furman John B. Furman	Director	October 4, 2005
/s/ Colton R. Melby Colton R. Melby	Director	October 4, 2005
/s/ James J. Minder James J. Minder	Director	October 4, 2005
/s/ Mitchell A. Saltz Mitchell A. Saltz	Director	October 4, 2005
/s/ I. Marie Wadecki I. Marie Wadecki	Director	October 4, 2005

EXHIBIT INDEX

Exhibit
Number	Exhibit
4.13	Form of Warrant issued in connection with the Securities Purchase Agreement forming Exhibit 10.52. (1)

4.14	Form of Warrant issued to placement agent in connection with the Securities Purchase Agreement forming Exhibit 10.52. (1)

5.1	Opinion of Greenberg Traurig, LLP

10.52	Securities Purchase Agreement by and among the Registrant and the investors named therein dated as of September 7, 2005. (1)

23.1	Consent of Greenberg Traurig, LLP (contained in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney of Directors and Executive Officers (included on the Signature Page of the Registration Statement)

(1)	Incorporated by reference to the Registrant Current Report on Form 8-K filed with the SEC on September 13, 2005.